EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS FIRST QUARTER RESULTS.

SALES IN LINE WITH COMPANY EXPECTATIONS AND OUTLOOK IMPROVING.

Mayfield Hts., Ohio — April 30, 2009 — Brush Engineered Materials (NYSE- BW) today reported first quarter 2009 results. First quarter sales were $135.4 million, in line with the previously announced expectation. The reported net loss for the quarter was $8.1 million. The net loss for the quarter was expected by the Company and included $2.4 million pre-tax for inventory charges and expenses related to the implementation of the Company’s cost reduction initiatives and a $1.1 million pre-tax pension benefit. The Company also updated the outlook for the year, noting that it is seeing an improved second quarter.

FIRST QUARTER RESULTS

Sales for the first quarter of 2009 were $135.4 million, down 40.2% or $90.9 million, compared to the first quarter of 2008. The significant decline in sales is due to the severe global economic recession combined with rapid supply chain inventory adjustments at our customers. Affected key markets included telecommunications and computer (especially consumer electronics applications), data storage, automotive electronics, oil and gas, commercial aerospace, and appliances. This weakness in demand was partially offset by strong sales from the defense and medical markets.

The Company reported a net loss of $8.1 million or $0.40 per share, diluted, for the first quarter of 2009 versus net income of $4.6 million or $0.22 per share, diluted, for the first quarter of 2008. The first quarter net loss includes a net inventory valuation charge of $0.05 per share, severance costs of $0.03 per share due to manpower reductions and a pension benefit in the amount of $0.04 per share resulting from the reduction in workforce.

BALANCE SHEET

The Company’s balance sheet remained strong in the quarter. Despite making the expected pension plan contribution and 2008 incentive payments totaling $20.5 million, debt only increased by $10.9 million to $52.7 million. The Company’s debt, net of cash, to capital ratio was approximately 10% at the end of the quarter and the Company at this time expects the balance sheet to improve through the balance of the year. The Company has a committed revolving line of credit totaling $240.0 million that matures in 2012.

COST REDUCTION INITIATIVES

During the fourth quarter of 2008, as the global economic downturn began to take hold, the Company responded quickly and effectively with a number of initiatives to reduce costs and to assure that the Company’s balance sheet remains strong. The measures implemented included global headcount reductions that reduced total employment by approximately 17%. Initially, the Company also eliminated planned executive and senior management salary increases, implemented a general pay freeze, reduced work hours, suspended the 401(k) match, reduced discretionary spending and supplier costs, and deferred lower priority initiatives.

In addition, the Company subsequently reduced the salaries of senior executives and the annual cash retainer fees of the Board of Directors by 10% and the salaries of other senior managers by 7%. Efforts to reduce working capital and targeted capital spending deferrals have been implemented.

The Company believes that the result of these initiatives is a leaner, more efficient operating structure. The working capital and capital spending reductions are yielding cash benefits. The cost reduction initiatives have had a favorable impact on results to date and are expected to result in more clearly visible benefits in the second quarter. While the scale of these initiatives is sizable, the Company is taking care to not disrupt investment in the pipeline of new products that will help during the difficult macroeconomic environment of 2009 and provide solid growth opportunities for 2010 and beyond.

The annualized impact of the cost reductions is in the range of $45.0 million to $50.0 million. In addition, the Company will consider more cost reductions if the measures already in place are not enough in this down economy and is preparing additional contingency actions to take beyond what is already in place if market conditions do not improve.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the first quarter of 2009 were $80.1 million, down $43.9 million compared to the first quarter of the prior year. Lower precious metal prices accounted for approximately $11.0 million of the decline in sales. The majority of the sales shortfall was due to the weaker demand in the consumer-driven market segments which include wireless handsets and photonics, data storage and microelectronic packaging. This weakness was offset in part by steady demand and new applications in the medical and defense markets where order entry has remained strong. Although progress continued during the quarter in the re-qualification of ruthenium-based targets for hard drive media applications, the data storage market remained weak as excess inventories are being worked down. Order entry is beginning to improve in wireless and photonics, with indications that the customer base has depleted inventories. In addition, we are beginning to see some improvement in order rates in our Asia business units with increases in some niche semiconductor and chemical material segments.

The operating profit for the first quarter 2009 was $0.7 million versus an operating profit of $5.5 million for the same period last year. The decline in operating profit was due to the significant decline in sales, a lower of cost or market charge of $0.8 million related to ruthenium inventory and severance and other inventory charges totaling $0.9 million.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the first quarter were $36.9 million, down $34.4 million compared to the first quarter 2008 sales of $71.3 million. The sales decline was due to the global weakness in the telecommunications and computer, automotive electronics, oil and gas, aerospace and appliance markets. Lower metal prices accounted for $4.1 million of the decline in sales.

Specialty Engineered Alloys had an operating loss of $10.9 million for the first quarter versus operating profit of $0.7 million for the first quarter of 2008. The operating loss was due primarily to the lower sales volume. Cost reduction initiatives including workforce reduction, reduced work hours, wage cut-backs and reduced overhead had a favorable impact in the quarter, lowering the loss. The reduction in workforce was approximately 25% of the segment’s employment. ln addition, capital expenditures have been pushed out. The impact of the cost reduction initiatives will be fully realized in the second quarter of 2009.

Order entry rates leveled during the first quarter of 2009. As we move into the second quarter, order entry has improved for handsets and electronic components in Asia.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the first quarter of 2009 were $13.0 million compared to $13.4 million for the first quarter of 2008. Sales for defense were strong in the first quarter offset by weakness in commercial product applications. Order entry for defense and scientific product applications to be shipped later in the year remained strong.

Operating profit for the first quarter was $1.8 million, up $1.6 million versus $0.2 million for the same period of the prior year. The improvement in operating profit despite the slightly lower sales was due to manufacturing efficiencies and a favorable product mix.

Engineered Material Systems

Engineered Material Systems’ sales for the first quarter of 2009 were $5.4 million compared to $17.7 million for the same period last year. The significant reduction in sales was caused by the severe economic recession and the effects on consumer spending for electronics and automotive product applications.

The operating loss for the first quarter 2009 was $2.6 million versus an operating profit of $1.4 million for the same period last year. The operating loss was due to the significant decline in sales volume. Engineered Material Systems has implemented several cost reduction initiatives including workforce reductions of 35%, shortened work hours and vendor concessions to reduce overhead expense. Order entry has picked up slightly in the beginning of the second quarter.

OUTLOOK

The Company noted that while it did experience significant widespread weakness and an environment with limited visibility across the majority of its markets in the first quarter, certain of its markets remained strong. These include the medical and defense-related markets.

Recent activity in the Company’s markets suggests that the level of business has bottomed and is improving. The first quarter ended stronger than it began and the level of business to date in the second quarter is stronger than that of the first quarter. While it cannot in this environment be said that anything is for certain, the Company is seeing improvement in its order entry, especially from the consumer electronics-orientated markets, and at this time expects second quarter sales to improve by approximately 15% and thus be in the range of $150.0 million to $160.0 million. Part of the expected second quarter sales increase from the consumer electronics-oriented markets is driven by the reduction of inventory levels in the supply chain during the first quarter. The higher sales volume and additional impact from the cost reduction activities should result in a noticeable improvement in performance in the second quarter. While the Company still expects a loss in the second quarter, the loss should be no more than half the first quarter loss. Assuming this trend continues, the Company expects to generate a profit in the second half of 2009.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the current economic environment. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “The global recession has affected the majority of our markets worldwide, especially those that are driven by consumer spending. The Company has responded quickly and effectively. As we address the challenges head on, we are doing more than just cutting costs. We are pressing on with our initiatives to create new revenue streams and extend our market positions. Along with the decisive actions we’ve taken, our strong balance sheet provides the ability to both continue to weather the downturn and take advantage of opportunities, such as acquisitions and business augmentations as they arise.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, April 30, 2009. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the second quarter and the year 2009;

•	The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, interest rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.

Brush Engineered Materials Inc. is headquartered in Mayfield Hts., Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Apr. 3,	Dec. 31,
(Dollars in thousands)	2009	2008
Assets
Current assets
Cash and cash equivalents	$12,917	$18,546
Accounts receivable	74,378	89,845
Other receivables	0	1,411
Inventories	149,310	156,718
Prepaid expenses	28,660	23,660
Deferred income taxes	4,316	4,199

Total current assets	269,581	294,379
Other assets	33,419	34,444
Related-party notes receivable	98	98
Long-term deferred income taxes	9,944	9,944
Property, plant and equipment	632,353	635,266
Less allowances for depreciation,
depletion and amortization	430,146	428,012

	202,207	207,254
Goodwill	35,778	35,778

	$551,027	$581,897

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$41,177	$30,622
Current portion of long-term debt	600	600
Accounts payable	16,693	28,014
Other liabilities and accrued items	31,696	45,131
Unearned revenue	670	113

Total current liabilities	90,863	104,480
Other long-term liabilities	22,290	19,356
Retirement and post-employment benefits	82,191	97,168
Long-term income taxes	3,028	3,028
Deferred income taxes	1,735	163
Long-term debt	10,905	10,605
Shareholders’ equity	340,042	347,097

	$551,027	$581,897

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	Apr. 3,	Mar. 28,
(Dollars in thousands except share and per share amounts)	2009	2008
Net sales	$135,359	$226,347
Cost of Sales	120,757	189,389

Gross margin	14,602	36,958
Selling, general and administrative expense	22,544	26,729
Research and development expense	1,695	1,497
Other-net	1,755	761

Operating (loss) profit	(11,392)	7,971
Interest expense — net	326	336

Income (loss) before income taxes	(11,718)	7,635
Income taxes	(3,574)	3,039

Net (loss) income	$(8,144)	$4,596

Per share of common stock: basic	$(0.40)	$0.23
Weighted average number of common
shares outstanding	20,133,000	20,389,000
Per share of common stock: diluted	$(0.40)	$0.22
Weighted average number of common	20,133,000	20,583,000
shares outstanding
See notes to consolidated financial statements.